Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REDWOOD MERGER SUB II, INC.

A Delaware Corporation

Redwood Merger Sub II, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. That this corporation was originally incorporated on August 29, 2017 under the name Redwood Merger Sub II, Inc., pursuant to the General Corporation Law.

2. Pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware, the amendments and restatement herein set forth have been duly approved by the Board of Directors and sole stockholder of Redwood Merger Sub II, Inc.

3. Pursuant to Section 245 of the General Corporation Law, this Amended and Restated Certificate of Incorporation (this “Certificate”) restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

4. The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the corporation is “Redwood Merger Sub II, Inc.” (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808 and the name of the Corporation’s registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.

FIFTH: Subject to the provisions of the General Corporation Law, the number of directors of the Corporation shall be determined as provided in the By-Laws of the Corporation.

SIXTH: In furtherance and not in limitation of the general powers conferred by the laws of the State of Delaware, the board of directors of the Corporation is expressly authorized to make, alter or repeal the By-Laws of the Corporation, except as specifically stated therein.

SEVENTH: Except as otherwise required by the laws of the State of Delaware, the stockholders and directors shall have the power to hold their meetings and to keep the books, documents and papers of the Corporation outside of the State of Delaware, and the Corporation shall have the power to have one or more offices within or without the State of Delaware, at such places as may be from time to time designated by the Corporation. Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

NINTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. Neither any amendment nor repeal of this Article NINTH, nor the adoption of any provision of this Corporation’s Amended and Restated Certificate of Incorporation inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

IN WITNESS WHEREOF, the undersigned, being the President of the Corporation hereinabove named, does hereby execute this Amended and Restated Certificate of Incorporation this February 1, 2018.

/s/ Ted Hastings
Name: Ted Hastings Title: President

[A&R Certificate of Incorporation of Merger Sub Two]